UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 16, 2008

SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16499 (Commission File Number)	54-1746596 (I.R.S. Employer Identification No.)
7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 16, 2008, John F. Gaul, the Company’s General Counsel, chose to participate in the Company’s previously disclosed voluntary separation program (the “VSP”) which the Compensation Committee of the Company’s Board of Directors has extended to include Mr. Gaul. It is anticipated that Mr. Gaul’s departure date will be sometime during the latter part of the first quarter of 2009. In connection with Mr. Gaul’s participation in the VSP, he will be entitled to the following upon his departure: (a) a severance amount equal to two years base salary and target bonus (based on his 2008 base salary of $375,000 and target bonus of 75% of base salary); (b) two years of continued welfare benefits coverage pursuant to the Company’s benefit plans, (c) outplacement services for up to one year; (d) accelerated vesting of 500 shares of restricted stock; and (e) accelerated vesting of Mr. Gaul’s 4% interest in the Company’s Long-Term Incentive Cash Bonus Plan relating to its UK and Germany ventures (the “LTIC Bonus Plan), which interest is expected to be approximately 40% vested at the time of his departure. As disclosed in the Company’s 2007 Form 10-K, the estimated future payout to Mr. Gaul with respect to his 4% interest in the LTIC Bonus Plan is approximately $2.7 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC. (Registrant)

Date: September 22, 2008	By:	/s/ Mark Ordan
Mark Ordan
Chief Investment and Administrative Officer